Exhibit 99.3

OLK Customer Letter

October 17, 2023

Dear [INSERT CUSTOMER NAME // Valued Customer],

I am pleased to share that Olink has entered into an agreement to be acquired by Thermo Fisher Scientific, the world leader in serving science. This announcement marks the beginning of a new and exciting chapter for Olink.

Thermo Fisher is a mission-driven company and delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through their industry-leading brands.

When Olink embarked on this journey in 2016, transforming how the world understands human biology was our goal, and today’s announcement is a testament to our achievements. Dedicated to innovation, Thermo Fisher is the perfect partner for us, as they understand the important role proteomics continues to play in our understanding of complex cellular level processes. This can lead to the development of new drugs to improve human health. With Thermo Fisher’s deep life sciences expertise, global reach and proven operational excellence, we will be even better positioned to expand our offering and drive innovation, as we accelerate the use of next generation proteomics and provide industry-leading data quality at unprecedented scale.

Olink’s proven and transformative innovation is highly complementary to Thermo Fisher’s leading mass spectrometry and life sciences platforms. The combination will enable our customers across the globe to meaningfully accelerate discovery and scientific breakthroughs.

We look forward to joining Thermo Fisher and expect this integration will be seamless for all our stakeholders, especially our customers. Until the transaction closes, which we expect to occur by mid-2024, subject to customary conditions, including regulatory approvals, Olink and Thermo Fisher will remain two separate companies and it remains business as usual.

Your company points of contact and existing contracts remain unchanged as a result of this announcement. We greatly value your business and are committed to continuing to provide you with the highest levels of innovation and customer service that you’ve come to expect from our company.

On behalf of the entire Olink team, thank you for your continued support. We greatly value our partnership and look forward to continuing to work together in the future.

Sincerely,

[INSERT]

Forward-looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the COVID-19 pandemic, the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed acquisition, may not materialize as expected; the proposed acquisition not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Olink’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed acquisition; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Olink’s Annual Report on Form 20-F and subsequent interim reports on Form 6-K, which are on file with the SEC and available in the “Investor Relations” section of Olink’s website, investors.olink.com/investor-relations, under the heading “SEC Filings”, and in any subsequent documents Olink files or furnishes with the SEC. While Olink may elect to update forward-looking statements at some point in the future, Olink specifically disclaims any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing Olink’s views as of any date subsequent to today.

Additional Information and Where to Find It

The tender offer referenced herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares or American Depositary Shares of Olink or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher or its acquisition subsidiary will file with the SEC. The terms and conditions of the tender offer will be published in, and the offer to purchase common shares and American Depositary Shares of Olink will be made only pursuant to, the offer document and related offer materials prepared by Thermo Fisher and its acquisition subsidiary and filed with the SEC in a tender offer statement on Schedule TO at the time the tender offer is commenced. Olink intends to file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF OLINK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY, AND NOT THIS DOCUMENT, WILL GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON SHARES AND AMERICAN DEPOSITARY SHARES.

The tender offer materials, including the offer to purchase and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement (when they become available) and other documents filed with the SEC by Thermo Fisher or Olink, may be obtained free of charge at the SEC's website at www.sec.gov or Olink’s website at https://investors.Olink.com/investor-relations or at Thermo Fisher's website at www.thermofisher.com or by contacting Thermo Fisher's investor relations department at 781-622-1111. In addition, Thermo Fisher's tender offer statement and other documents it will file with the SEC will be available at https://ir.thermofisher.com/investors.